UNITED STATES

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On June 17, 2024, Masimo Corporation (“Masimo” or the “Company”) launched its website, www.ProtectMasimosFuture.com, in connection with Masimo’s 2024 Annual Meeting of Stockholders. A copy of the website content (other than content previously filed) can be found below.

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Protect Masimo's future by voting YES for Joe Kiani and Christopher Chavez using the GOLD Proxy Card

This election is critical to the future of Masimo and the value of your investment in our stock. Masimo believes that ceding control of the Board to Politan will destroy stockholder value.

The Board strongly encourages all stockholders to vote FOR Joe Kiani and Christopher Chavez using the **GOLD** Proxy Card to protect Masimo's future.

Joe Kiani

Founder, Chairman and CEO of Masimo

- Founder of the business with deep understanding of our markets and technology and pivotal influence on our culture of innovation
- Inventor on over 900 of Masimo's patent filings, reflecting his unique contributions to Masimo's core technologies and capabilities
- Irreplaceable relationships with hospitals, physicians, regulators and industry leaders
- Prior Public Boards: Stereotaxis, Inc.

Christopher Chavez

Independent Director Nominee

- Over 30 years of experience in the medical device industry
- Former Chairman, President and CEO of Trivascular, Inc.
- Former CEO and President of Advanced Neuromodulation Systems, Inc. (ANSI)
- Prior Public Boards: Nuvectra, Endologix, Advanced Medical Optics

Read The Latest Materials:

Masimo

Letter to Stockholders

June 17, 2024

Read our view of the significant risks to Masimo's long-term innovation, growth and premium valuation multiple, if control of the Board is ceded to Politan.

Masimo

Proxy Statement

June 17, 2024

We strongly encourage you to use the GOLD Proxy card to vote FOR Joe Kiani, the founder, Chairman and CEO of Masimo, and Christopher Chavez, a highly experienced and former CEO and independent director of public medical device companies.

Since the 2023 Annual Meeting, we have acted decisively to deliver on stockholder feedback, but we believe Politan has obstructed progress and prioritized gaining control over serving stockholders' interests.

Electing Quentin Koffey's handpicked directors would:

- Allow Politan to take control of Masimo without paying a control premium.
- Risk the company's innovation engine and the valuation premium attached to it.
- Threaten to disrupt our consistent operating and financial performance and progress on the Consumer separation.

There is no need to risk Masimo's future and your investment.

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Masimo

Christopher Chavez

Independent Director Nominee

Following Rolf Classon's unexpected resignation from the Board on May 10, 2024, due to health issues, members of the Board contacted and considered several candidates with skills and experiences that would enhance the Board's slate. Mr. Chavez, a former public company CEO and director with more than 30 years of leadership experience in the medical device industry, brings former public company CEO leadership, deep industry knowledge and expertise, and significant M&A experience to Masimo's Board.

Mr. Chavez was most recently Chairman, Chief Executive Officer and President of TriVascular, Inc., where, over the course of four years, he led the company's commercialization of an innovative abdominal aortic stent graft system, grew revenues by more than 6 times and successfully negotiated the merger of TriVascular into Endologix, Inc. in 2016.

Prior to TriVascular, Mr. Chavez served as CEO and President of Advanced Neuromodulation Systems, Inc. (ANSI), where he led the company's growth from a $50 million market capitalization in 1997 to $1.4 billion in 2005, when he negotiated the sale of ANSI to St. Jude Medical. Following the acquisition, Mr. Chavez served as President of St. Jude Medical's Neuromodulation Division until 2011.

Prior to ANSI, Mr. Chavez spent 17 years at Johnson & Johnson, most recently as Vice President and General Manager of the Worldwide Infection Prevention Business.

In addition to his board service at ANSI and TriVascular, Mr. Chavez previously served as an independent director at Endologix, Nuvectra Corp. and Advanced Medical Optics Inc., which was acquired by Abbott Laboratories in 2009. He also served as Chairman of the Medical Device Manufacturers Association and Chairman of the Dallas/Fort Worth Health Industry Council. Mr. Chavez received his MBA from the Harvard Business School and holds a bachelor's degree in accounting from New Mexico State University.

Mergers and Acquisitions	◆	◆	◆	◆
Environmental, Social and Governance (ESG)	◆			

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How to Vote

Your vote at this year's Annual Meeting is critical to Masimo's future.

PLEASE USE THE **GOLD** PROXY CARD TODAY!

Gold Card
Masimo
Company NOMINEES
FOR
WITHHELD
Joe Kiani
Christopher Chavez
Politan NOMINEEs
William Jellison
Darlene Solomon
Proposal 2
To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2024.
Proposal 3
To provide an advisory vote to approve the compensation of our named executive officers.
Proposal 4
Politan Group proposal to repeal any provision of, or amendment to, the Company's bylaws adopted by the Board without stockholder approval subsequent to April 20, 2023 and up to and including the date of the Annual Meeting.
White Card
Politan NOMINEEs
William Jellison
Darlene Solomon
Company NOMINEES
Joe Kiani
Christopher Chavez
Proposal 2
To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2024.
Proposal 3
To provide an advisory vote to approve the compensation of our named executive officers.
Proposal 4
Politan Group proposal to repeal any provision of, or amendment to, the Company's bylaws adopted by the Board without stockholder approval subsequent to April 20, 2023 and up to and including the date of the Annual Meeting.
YES
NO

Simply follow the easy instructions on the enclosed **GOLD** proxy card to vote online or by signing, dating, and returning the **GOLD** proxy card in the postage-paid envelope provided. If you received this letter by email, you may also vote by pressing the "VOTE NOW" button in the accompanying email.

Your vote is extremely important no matter how many shares you own. Whether or not you expect to attend the meeting, please vote and submit your proxy over the Internet, by telephone or by mail.

If you are a beneficial owner of our shares, the availability of telephone and internet voting will depend on the voting process of the broker or nominee. If you have any questions or require any assistance with voting your shares, please call Masimo's proxy solicitor:

INNISFREE M&A INCORPORATED

Stockholders may call:

Toll-free from the U.S. and Canada: +1 (877) 456-3463

From other countries: +1 (412) 232-3651

Banks and Brokers may call: +1 (212) 750-5833

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Videos - 35th anniversary

Video Transcript

Music: And the men who hold high places must be the ones who start. Mold a new reality, closer to the heart.

Joe Kiani: To truly make a difference, you have to commit yourself. You have to be obsessed with what you do. The obsession is doing things that no one thought was possible.

Voiceover: Since 1989 we’ve been on a mission to solve the unsolvable. That’s 35 years of setting the standard in medical biosensing. For the millions monitored by Masimo SET technology each year, and the world class healthcare professionals that rely on our innovations every day, we’re here to do what others say can’t be done.

To continuously improve patient outcomes and save lives. From the most vulnerable NICU babies, to everyday people everywhere. One person. One story. One life at a time.

We’re taking the lead to combat the U.S. opioid crisis that claims over 80,000 lives each year. We’re making it easier for anyone to take charge of their health. We’re giving people the power to hear music the way their favorite artists always intended and helping new parents stay connected to their babies like never before.

It’s all part of our vision for the future. One where we will all see how smartwatches can become health watches and where Masimo technology keeps you connected to your well-being and that of your family. What else would you expect from one of the most innovative companies in North America?

So, here’s to 35 years of defying the odds. 35 years of improving lives. 35 years of solving the unsolvable.

Patient: This right here has saved my life, and that’s why I’m here today.

Music: Closer to the heart. Yes. Closer to the heart.

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FDA clears over-the-counter Stork baby monitor from Masimo (Mass Device)

Mass Device

By Sean Whooley

06 May 2024

Link: FDA clears over-the-counter Stork baby monitor from Masimo (massdevice.com)

Masimo (Nasdaq: MASI) announced today that the FDA cleared its Stork baby monitoring system for over-the-counter use.

Stork offers a continuous and accurate view of a baby’s health data. It leverages Masimo’s noninvasive neonate monitoring technologies.

Masimo’s smart home baby monitoring system received its initial FDA clearance in December 2023. The company already began its U.S. rollout to major retailers in August, having kicked off its initial launch in May. Now, the company can provide its technology for use with healthy babies between 0-18 months of age without the need for a prescription.

The FDA-cleared over-the-counter version of Masimo Stork monitors a baby’s key vitals data including oxygen saturation level (SpO2), pulse rate (PR) and skin temperature. Stork notifies caregivers with visual and audible alarms if a baby’s SpO2 or PR readings fall outside of preset ranges.

Masimo designed Stork to utilize its Signal Extraction Technology (SET) for pulse oximetry. The technology helps reduce the incidence of neonatal blindness from retinopathy of prematurity. Masimo says it led to significant improvements in screening newborns for critical congenital heart disease.

“I believe that by empowering parents and caregivers with the same Masimo pulse oximetry technology that hospitals have been using on babies for decades, we can help them feel more informed and confident when caring for their baby,” said Joe Kiani, founder and CEO of Masimo. “I am so proud of our team for Stork – it is a culmination of science and design at its best.”

More about the Masimo Stork system

The company’s SET sensor nests within the Stork boot, made from an ultra-soft, medical-grade silicone. This boot conforms gently to the baby’s skin and comes in three sizes to ensure a perfect fit as the child grows.

Masimo designed Stork as a sleek, minimalist option to fit seamlessly into any nursery and onto the baby’s foot. Its camera hardware and software architecture can work with future edge AI-based features currently under development.

The system’s clearance covers the monitoring of multiple physiological parameters. Masimo Stork is indicated for spot-checking and continuous monitoring of SpO2 and PR during no motion, motion, and low perfusion conditions in infants and neonates who are 0 to 18 months of age and between 6 and 30 lbs. It is also indicated for continuous skin temperature measurements of infants and neonates in the same age and weight range. Stork’s indication covers use in home environments.

Masimo currently sells Stork bundles at major and specialty retailers in the U.S. It sells the system as a non-medical device for general health and wellness purposes. The company plans to make new alarm features available to all existing and new users through its Stork App. It expects to release that update this summer.

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This health tech company is working to stop opioid overdoses (Fast Company)

Masimo is one of Fast Company’s Most Innovative Companies in North America for 2024.

Fast Company

By Grace Snelling

19 March 2024

Link: Masimo is one of Fast Company's Most Innovative Companies

Masimo, the $5 billion market-cap health tech company, achieved several notable breakthroughs in 2023. In April, it received FDA clearance for Opioid Halo, the first and only opioid overdose-and-prevention-alert system. Opioid overdose is the leading cause of accidental death in the United States, responsible for more than 80,000 of the approximately 105,000 drug-related deaths in 2022. Masimo’s device monitors the wearer’s risk of accidental overdose, providing alerts to the wearer, a caretaker, or emergency services if an issue arises.

In May, the company introduced the Stork, an extension of its line of pulse oximetry technology for babies. The soft silicone boot uses sensors to measure pulse rate, oxygen saturation, and skin temperature, helping parents get a clearer sense of their baby’s health. Finally, in November, Masimo earned FDA approval to sell its W1 smartwatch as a remote patient-monitoring device that, like the Stork, tracks oxygen saturation levels and pulse rates. The nod came after Masimo won a ruling by the U.S. International Trade Commission that the Apple Watch’s built-in pulse oximeter violated Masimo’s intellectual property rights. For the first nine months of 2023, Masimo garnered $1.5 billion in revenue, a 5.7% increase from a year earlier.

With reporting from Leila Frankina

# # #

The Entrepreneur Who Bet His Company on a Fight With Apple (The Wall Street Journal)

Joe Kiani has taken on Apple in a patent dispute that has cost his company millions of dollars to pursue. So far he is winning, but the fight isn’t over.

The Wall Street Journal

By Aaron Tilley

30 December 2023

Link: The Entrepreneur Who Bet His Company on a Fight With Apple - WSJ

Masimo Chief Executive Joe Kiani bet the future of the company he spent three decades building in an expensive legal battle with the world’s most valuable company. So far, he is winning, but it isn’t over.

His company, which pioneered a better method for measuring blood-oxygen levels, has spent around $100 million fighting Apple in a dispute that temporarily halted Apple Watch sales.

Sales have resumed while a court weighs the company’s request to stay the ban during an appeal. Kiani has vowed to fight on and said he won’t settle with Apple unless the tech giant pays for his technology and agrees to change how it interacts with smaller companies.

Apple has denied allegations that it stole Masimo’s technology and has accused the company of copying its technology.

Joe Kiani, in a striped shirt, with family members in Alabama in the 1970s after their move from Iran. PHOTO: JOE KIANI

Kiani has prevailed in previous battles over his company’s intellectual property and believes he will win this one as well. An Iranian immigrant, Kiani has a combination of pugnaciousness and idealism that friends and associates said leads him to fixate on what he thinks is fair.

“Justice isn’t just blind but very slow,” Kiani, 58 years old, said in an interview. “It’s painful. It’s an ugly thing to go through. It’s like war.”

Some have seen his aggressive use of the U.S. patent system as exploitation that stymies the innovation of others. In 2006, he prevailed in a seven-year patent spat with Nellcor, a company that was then a dominant provider of a rival pulse oximeter device. In 2016, he beat Royal Philips in another patent-infringement case.

Apple might be Kiani’s biggest war yet, one that likely won’t be settled for years.

The U.S. International Trade Commission in October ruled that Apple violated Masimo’s patents and ordered a ban on some Apple Watches shipped to the U.S., which went into effect Dec. 26. Apple on Wednesday won a reprieve to resume sales. In addition to Apple’s appeal, there are several related lawsuits working their way through the court system.

Joe Kiani in Southern California after graduating with a master’s degree from San Diego State University. PHOTO: JOE KIANI

Before taking on Apple, Masimo employees and friends of Kiani warned him on the risks of going forward. “People were telling me I’m crazy and I can’t go against Apple,” said Kiani. “They have unlimited resources.”

A number of smaller companies have over the years made similar allegations against Apple over taking their ideas and violating their patents, The Wall Street Journal reported in April. When these companies attempt to claim patent infringements against Apple, the tech giant responds with an aggressive legal strategy through the U.S. patent system.

“No one is standing up to them,” Kiani said. “If I can do it, it might change Apple for the better.”

An Apple spokeswoman said previously about Masimo’s claims: “We deeply respect intellectual property and innovation and do not take or use confidential information from other companies. We will continue to protect the innovations we advance on behalf of our customers against false claims.”

Born in Iran, Kiani moved with his family to Alabama when he was 9 in order for his father to study engineering. The family brought $10,000 and lived for a time in public housing.

A Masimo pulse oximeter was displayed at a Las Vegas consumer technology trade show in 2013. PHOTO: DAVID BECKER/GETTY IMAGES

Kiani, who now has three children and counts himself as a lover of Persian poetry and Pink Floyd, excelled in math and was placed several grades ahead of his age. As a result, he was smaller than the rest of his classmates, making him a target. “I learned that you can’t walk away from bullies,” he said. “You have to punch back.”

When Kiani was 14, his parents had to move back to Iran, leaving him and his sister alone. He graduated early from high school and by 1987 had earned a master’s degree in electrical engineering from San Diego State University, he said. He founded Masimo in 1989, when he was 24, after the startup he had joined opted not to pursue his design for an improved pulse oximeter that didn’t produce erroneous false alarms when patients moved.

He next took on Nellcor, the leading pulse oximeter provider. In 1994, Nellcor offered to license Masimo’s technology. The money would have been enough for Kiani to retire at a young age, said Steve Jensen, Masimo’s longtime lawyer. Kiani walked away from the deal when Nellcor wouldn’t promise to quickly introduce his technology to patients, Kiani and Jensen said.

Later, Nellcor announced it had technology that allowed blood oxygen to be measured while the user was in motion. In 1999, Masimo sued over patent infringement. In 2006, Nellcor settled and began paying out for damages and royalties that eventually amounted to nearly $800 million. A spokeswoman for the company that now owns Nellcor said the company disagrees with Masimo’s characterizations of the early licensing discussions as well as the later patent battle, but declined to share more, citing confidential discussions.

In 2009, Masimo sued Royal Philips over a patent-infringement issue and eventually settled in 2016, with Philips paying out $300 million and agreeing to incorporate Masimo’s technology into its product that Kiani said ended up generating more than $1 billion for Masimo.

At a 2013 consumer-technology show, Masimo revealed a portable pulse oximeter reader that hooked up to Apple devices. A few months later, Apple reached out.

Representatives of the two companies met in 2013. An Apple official said the company didn’t dig deep into Masimo’s technology, the meeting didn’t last long and the two never met in-person again. At the time of the Apple Watch development, Apple met with many other smaller players, not just Masimo, the company said. Apple also said that the two never got close to working together because Masimo was more focused on the clinical side, too far outside Apple’s consumer-focused plans.

A few months after that initial 2013 meeting, Apple hired Masimo’s chief medical officer. Later it added a top engineer who was working at a Masimo spinoff, as well as dozens of other Masimo employees. In a later trial, the former Masimo chief medical officer and another former employee testified that Apple hadn’t asked them to bring confidential Masimo information to the company and had, in fact, told them explicitly not to do so.

Apple announced the Apple Watch Series 6 with a pulse oximeter in 2020. PHOTO: APPLE

In 2019, Apple published a number of patents related to sensing blood-oxygen levels, listing the former engineer of the Masimo spinoff as the inventor.

“It really felt like a knife in my stomach,” said Mohamed Diab, a founding co-inventor of Masimo’s technology. “It was truly painful.”

Masimo sued Apple in January 2020 over allegations that Apple stole its trade secrets. Apple announced the Apple Watch Series 6 with a pulse oximeter later that year. The case, along with other legal efforts against Apple, has cost Masimo about $100 million so far. The publicly traded company posted about $144 million in profit in 2022.

Masimo’s federal trade-secret case, which is separate from its complaint with the trade commission, went to trial, but it ended with a hung jury in spring 2023. The trade-secret case is scheduled to go back to court in 2024.

Apple has yet to engage in what Kiani sees as serious discussions about a settlement, Kiani said. He remains determined to take his war with Apple to the very end, he said, even if it means losing his company. The mounting legal bills have eaten into his company’s profits.

“I feel like I have to do this,” said Kiani. “If I can change the most powerful company in the world from continuing to act badly, that’ll have more impact on the world than anything else I’m doing.”

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Forward-Looking Statements

This communication includes forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) of Masimo Corporation (“Masimo” or the “Company”) and the potential stockholder approval of the Board’s nominees, the proposed separation of Masimo’s consumer business, including the potential timing and structure thereof and the expectation that the proposed separation will maximize shareholder value or be the best path for success. These forward-looking statements are based on current expectations about future events affecting Masimo and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Masimo’s control and could cause its actual results to differ materially and adversely from those expressed in its forward-looking statements as a result of various risk factors, including, but not limited to (i) uncertainties regarding a potential separation of Masimo’s consumer business, (ii) uncertainties regarding future actions that may be taken by Politan in furtherance of its nomination of director candidates for election at the 2024 Annual Meeting, (iii) the potential cost and management distraction attendant to Politan’s nomination of director nominees at the 2024 Annual Meeting and (iv) factors discussed in the “Risk Factors” section of Masimo’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although Masimo believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. All forward-looking statements included in this communication are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Masimo does not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in the Company’s most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

Additional Information Regarding the 2024 Annual Meeting of Stockholders and Where to Find It

The Company has filed a definitive proxy statement containing a form of GOLD proxy card with the SEC in connection with its solicitation of proxies for its 2024 Annual Meeting. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING GOLD PROXY CARD AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Company’s definitive proxy statement for the 2024 Annual Meeting, which can be found through the SEC’s website at https://www.sec.gov/ix?doc=/Archives/edgar/data/937556/000121390024053125/ea0206756-05.htm, and any changes thereto may be found in any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC, which can be found through the SEC’s website at www.sec.gov.

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